Exhibit 3.2

AMENDMENT TO THE BYLAWS OF

SILICON GRAPHICS, INC.

This Amendment to the Bylaws of Silicon Graphics, Inc., a Delaware corporation (the (“Corporation”) is effective as of December 18, 2007. Capitalized terms used but not defined herein shall have the meanings set forth in the Bylaws of the Corporation (the “Bylaws”).

The Bylaws are hereby amended as follows:

1.	Article IV, Section 1 is hereby amended to read in its entirety as follows:

SECTION 1. Certificates of Stock. Shares of the Corporation may be represented by certificates, in such form as may from time to time be prescribed by the Board of Directors, or may be uncertificated. Any such certificate shall be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law.

2.	Article IV, Section 2 is hereby amended to read in its entirety as follows:

SECTION 2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock may be transferred only on the books of the Corporation, and, in the case of shares represented by certificate, upon the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.

Except as modified by this Amendment, the Bylaws remain unchanged and, as modified, remain in full force and effect.